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                                  Exhibit 10.12

                      WEB SITE DESIGN AND SERVICE CONTRACT

         This Agreement made as of the 15th day of September, 1999, by and between Shore Venture Group L.L.C., a New Jersey Limited Liability Company, having its principal offices at 54 Hilltop Drive, Palermo, New Jersey 08223 (hereinafter "Shore Venture"), Authentidate.Com LLC, a Delaware Limited Liability Company having its principal offices at 2165 Technology Drive, Schenectady, NY 12308 (hereinafter "Authentidate") and BitWise Designs, Inc., a Delaware corporation having its principal offices at 2165 Technology Drive, Schenectady, NY 12308 (hereinafter "BitWise").

                                   WITNESSETH

         WHEREAS, Shore Venture is engaged in the business of designing and maintaining sites and home pages for use in the Internet and World Wide Web and in connection therewith develops certain software and related technology;

         WHEREAS, BitWise is desirous of establishing a World Wide Web site for its "Authentidate" business and desires to retain Shore Venture to design and develop the Authentidate site;

         WHEREAS, Shore Venture has been assisting BitWise in the design, development, and implementation of the Authentidate site;

         WHEREAS, BitWise has established Authentidate.Com LLC as a limited liability company under the laws of the State of Delaware in order to operate the Authentidate business and BitWise is the sole member of Authentidate.Com LLC as of the date hereof;

         WHEREAS, although there can be no assurance, it is the intention of BitWise that Authentidate shall become a "public" company by way of a public offering in the future; and

         WHEREAS, the parties desire to enter into this Agreement (i) to provide for the establishment of the Authentidate site, and (ii) establish the consideration to Shore Venture for its services and for certain related matters.

         NOW THEREFORE, having considered the foregoing premises, the mutual promises and understandings contained herein and INTENDING TO BE LEGALLY BOUND HEREBY, the parties hereby warrant and covenant as follows:

1.       SERVICES PROVIDED BY THE PARTIES

                  a) Shore Venture shall design and develop the Authentidate site in accordance with Exhibit "A" annexed hereto. The design and development services include the design and development of any and all computer software in order to insure that the

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                  Authentidate site performs in the manner contemplated by the parties as outlined in Exhibit "A" annexed hereto. Without limiting the foregoing, Shore Venture understands and agrees that the Authentidate site will be required to (i) accept and store e-mail from networks and personal computers throughout the world and from different operating systems via the Internet; (ii) allow for confirmation of acceptance of all e-mails sent to the system; (iii) allow for a secure payment system, including use of credit cards; and (iv) produce confirmations of receipt of e-mail.

                  b) Shore Venture shall meet with personnel of BitWise from time to time during the period of development to discuss the status of design and development of the Authentidate site as depicted in Exhibit "A".

                  c) Shore Venture shall use commercially reasonable efforts, giving effect to its expertise in designing and developing web sites, to complete the Authentidate site by September 30, 1999.

                  d) BitWise shall provide the support and services set forth on Exhibit "A" in order to assist Shore Venture in the performance of its duties hereunder.

2.       OWNERSHIP OF TECHNOLOGY/TRADENAME

         All software and related technology created by Shore Venture in connection with the development of the Authentidate site shall be the property of Authentidate. All work provided or created by Shore Venture in accordance with this Agreement shall be deemed "work for hire" and shall remain the sole property of Authentidate. Authentidate shall have all right, title and interest in and to the tradenames "Authentidate" and "Authentidate.Com".

         Neither Shore Venture nor BitWise, nor their respective personnel shall file any patent application. All patent applications shall be filed by and granted in the name of Authentidate.com LLC, provided, however, Shore Venture shall be named as an "inventor". All employees, officers and directors of Authentidate and BitWise shall assign all rights to any of the software and technology to Authentidate.com LLC. Shore Venture shall assist Authentidate.com LLC in the filing of any and all patent applications. Notwithstanding the foregoing, in the event that BitWise or Authentidate.com LLC fails to make payment to Shore Venture as required hereunder, Shore Venture shall have a lien and security interest in any patents granted to Authentidate.com LLC with respect to the Authentidate site.

3.       COMPENSATION.

         In consideration of the software development and all rights associated thereto, BitWise shall compensate Shore Venture in the following manner:

         a) BitWise has previously agreed to issue One Hundred Thousand (100,000) common stock warrants at an exercise price of $.69 per share, based upon the market price of the BitWise common stock on the date that BitWise agreed to issue the warrants. The Warrants

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         shall be issued in the name or names listed in Exhibit "B" as determined by Shore Venture in its sole discretion and delivered within five (5) days of execution of this Agreement. The warrants shall have an exercise term of five (5) years from the date of grant and be exchangeable into the underlying, unrestricted common stock of BitWise or any successor thereof on a one for one basis at any time beginning with date of issue and extending for a five (5) year period thereafter.

         b) BitWise and Authentidate agree that Shore Venture shall receive a guaranteed minimum of Two Hundred Thousand Dollars ($200,000) of service fees related to enhancements to, and service of, the Authentidate site during a one (1) year period commencing on September 30, 1999. Payment shall be made monthly in twelve (12) equal installments. Shore Venture is to be in receipt of said installment payments on or before the 15th of each corresponding month. Payment shall be made to Shore Venture regardless of whether services or enhancements are actually required to be made to the Authentidate site. Shore Venture agrees that all service and enhancement requests shall be made as promptly as possible and in good faith.

         c) Within five (5) days of execution of this Agreement, BitWise shall pay to Shore Venture the sum of Fifteen Thousand Dollars ($15,000) representing payment in full of cash sums owed by BitWise to Shore Venture for past design and development services provided by Shore Venture for the Authentidate site as outlined in Exhibit "A".

         d) BitWise shall also pay Shore Venture Forty Thousand Dollars ($40,000.00) for design and development of the fax portion of the Authentidate site as outlined in Exhibit "C" annexed hereto. Said payments are to be made according to the following schedule:

                  1. Within five (5) days of execution of this Agreement, an initial cash payment of Twenty Thousand Dollars ($20,000.00).

                  2. Upon demonstration to BitWise and Authentidate.com LLC of functionality of the fax portion of the Authentidate.com site reasonably satisfactory to BitWise and Authentidate, an additional cash payment of Ten Thousand Dollars ($10,000.00).

                  3. Within 10 days of demonstration of functionality of the fax portion of the Authentidate site as provided in clause 2 above, an additional cash payment of Ten Thousand Dollars ($10,000.00).

         e) Shore Venture shall be deemed an equity owner of 7.5% of the membership interests of Authentidate as of the date hereof. Authentidate shall issue to Shore Venture membership interests representing 7.5% of the outstanding membership interests as of the date hereof. Shore Venture agrees to execute any such reasonable subscription agreements or other documents as counsel to Authentidate may require in order to issue the membership interests. In addition, Shore Venture shall be required to execute a mutually agreeable operating agreement governing the membership interests in Authentidate. BitWise and/or Authentidate agree to provide written notice to Shore Venture of the terms of all equity or other financing

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         received by Authentidate within five (5) days of receipt of such financing; it being understood and agreed by Shore Venture that nothing contained in this Agreement shall be construed to provide Shore Venture with any rights of first refusal with respect to such financing.

         f) In the event that Authentidate.Com LLC has not, prior to March 31, 2001, entered into a bona fide and verifiable letter of intent/engagement with an underwriter for an underwritten initial public offering by Authentidate, then the membership interests of Shore Venture in Authentidate set forth in clause e) above shall be permitted, upon written request by Shore Venture, to be converted into Common Stock of BitWise or any successor thereof. The rights granted to Shore Venture in this clause f) shall be a one time option exercisable on or before April 10, 2001. In order to determine the amount of BitWise shares which may be issued to Shore Venture, the parties shall determine the value of the ownership interest of Shore Venture in Authentidate as follows.

                  1. The value of the ownership interests shall be based upon the valuation of Authentidate established by the managers of Authentidate and the third party investor in the most recent financing completed by Authentidate within 180 days of the date of this Agreement. By way of example, if a third party investor purchases 10% of Authentidate ownership interests for $1,000,000, then the valuation of Authentidate shall be deemed to be $10,000,000.

                  2. Upon determination of the value of the Shore Venture interests, such sum shall be divided by average of the closing bid prices of the Common Stock of BitWise or any successor thereof for the 30 trading days ending March 31, 2001 less a discount of 15%; provided, however, in no event shall the conversion price be less than $.25 per share.

         BitWise hereby agrees to use its best efforts to file a registration statement with the Securities and Exchange Commission ("SEC") with respect to the shares of BitWise delivered under this clause f) to allow the resale of the shares by Shore Venture under the Securities Act of 1933, as amended on or before May 30, 2001 and to use its best efforts to have the registration statement declared effective by the SEC as soon as possible thereafter. BitWise shall not impose any lockup period on the shares to be issued to Shore Venture.

         g) Shore Venture shall have the right, subject to applicable Internal Revenue Code rules and regulations, to participate in any stock option plan (or similar plan) which may be established by Authentidate, or, in the alternative, to receive warrants to purchase additional membership interests in Authentidate. In the event that Shore Venture does not receive any options or warrants in accordance with the foregoing, then Shore Venture shall be entitled to receive 20% of the total amount of the Authentidate options (or similar rights) received by John Botti, which John Botti hereby agrees to assign to Shore Venture.

         h) BitWise shall reimburse Shore Venture for all reasonable printing, mailing, travel and lodging expenses and other out-of -pocket expenses incurred by Shore Venture in connection with the services provided under this agreement.

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         i) Authentidate.com LLC hereby grants to Shore Venture the preferential right to use the technology owned by Authentidate.com LLC in Shore Venture's Internet auction site "ReverseBid.com" (or any successor thereof) as a transparent service to buyers and sellers to confirm/timestamp all offers and acceptances. Authentidate.com LLC agrees that it shall not issue any license to any other Internet auction site which competes with ReverseBid.com or any successor thereof. The parties shall negotiate the terms of the fees of the master account transaction discount. In addition, Authentidate.com LLC hereby agrees to allow Shore Venture the right to serve as a reseller of the Authentidate technology and the parties shall negotiate in good faith the terms of such reseller arrangement.

         j) BitWise shall provide to Shore Venture at no cost, four (4) Pentium 166 MHz computers with modems as outlined in the BitWise invoice #12587, dated 08/19/99, and marked as Exhibit "D" annexed hereto.

         k) BitWise and Authentidate.com LLC hereby agree to indemnify and hold harmless Shore Venture, its officers, directors, agents and employees, Matthew J. Dye, Terrence J. Kepner and Ernest Ostro (together an "Indemnified party") with respect to actions, suits, proceedings, claims, demands, damages, penalties, fines, and costs asserted by Norman Berman, Gregory M. McCauley and/or entities controlled by them against the Indemnified Parties with respect to this Agreement and the development of the Authentidate technology and site. If any third party shall notify any Indemnified Party with respect to a third party claim which may give rise to a claim for indemnification against the Indemnified Parties, then the Indemnified Party shall promptly (and in any event within five (5) business days after receiving notice of the third party claim) notify BitWise or Authentidate.com LLC thereof in writing. BitWise will have the right to defend the Indemnified Party against the third party claim with counsel of its choice. BitWise shall have the right to settle the third party claim in its sole discretion.

         l) BitWise, Authentidate and Shore Venture shall provide mutual "links" to each other's Internet sites (including Reverse.Bid.com) for a period of three (3) years from the date hereof.


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4.       REPRESENTATIONS AND WARRANTIES

                  a) Representations and Warranties of Shore Venture.

                  1. Shore Venture hereby warrants and covenants that it's personnel have the necessary expertise in software design and are fully capable of developing the Authentidate site as outlined in Exhibit "A", including all necessary software.

                  2. The Authentidate site will meet the specifications set forth on Exhibit "A" and all software developed by Shore Venture will be free from all foreseeable defects, malfunctions and errors.

                  3. Shore Venture shall own all right, title and interest in and to all software developed for the Authentidate site, or with respect to software not developed by Shore Venture but required for operation and use of the Authentidate site, it will have sufficient rights or licenses in the software to fulfill its obligations hereunder, and such rights shall be assigned to Authentidate.com LLC as provided in Section 2.

                  4. To the best of its knowledge, all software developed by Shore Venture will not infringe upon any patents, copyrights, trade secrets or licenses of any third parties.

                  5. Shore Venture shall not, throughout the duration of this Agreement, offer and/or grant, assign or sell an Authentidate.com license or licensing rights to another person or entity unless such action becomes lawful through a failure by BitWise and/or Authentidate to pay the consideration described above.

                  6. Shore Venture has the full corporate power to enter into this Agreement and to perform its obligations hereunder.

                  b) Representations and Warranties of BitWise.

                  1. BitWise has the full corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

                  2. BitWise is the sole owner of membership interests in Authentidate.com LLC as of the date hereof. Upon execution of this Agreement, BitWise shall be the holder of 92.5% of the outstanding membership interests and Shore Venture shall be the owner of 7.5% of the outstanding membership interests.

                  3. BitWise and/or Authentidate shall make no representations or warranties regarding the Authentidate site and services except those authorized and/or made by Shore Venture.

                  4. In the event of a default consisting of non-payment of any consideration outlined above, BitWise hereby agrees that it shall be liable for costs of action including but

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         not limited to attorney's fees, twelve percent (12%) interest on any unpaid balance of/from date of default and five percent (5%) penalty. If non-payment involves any form of securities, BitWise also will bear the dollar equivalent in lost opportunity, the value of which is to be determined by the market.

                  5. BitWise assumes and bears full and exclusive liability in any legal or regulatory action against any product sold by BitWise and/or Authentidate (except with respect to paragraphs 4(a)(3) and (4) and agrees to indemnify and defend Shore Venture against any action taken by any person, governmental authority or other entity if such action involves a product developed by Shore Venture.

5.       COVENANTS OF BITWISE

         a) BitWise intends to market the Authentidate site through traditional advertising methods as well as through Internet advertising including but not limited to e-mail solicitation, banner advertising campaigns, site exchange programs and search engine placement strategy. BitWise shall use its best efforts to begin to market the Authentidate site by September 30, 1999, provided that Shore Venture has delivered a functional site satisfactory to BitWise prior to such date.

         b) BitWise shall conduct sales of the Authentidate site and services in such a manner as to bring no disrepute to Shore Venture, Authentidate and/or BitWise.

6.       TERM OF AGREEMENT; TERMINATION

                  This Agreement shall be considered in full force and non-terminable at all times during the period that BitWise or any successor thereof is employing Authentidate or any modification thereof. Sections 2, 3, 4(b)(4), 4(b)(5), 6, 8 and 10 shall survive expiration or termination of this Agreement under all circumstances.

7.       NOTICE

         All notices required under the terms of this Agreement shall be made in writing, certified mail, postage prepaid.


If to Shore Venture:                                 With a copy to:

Shore Venture Group, L.L.C.                          Terrence J. Kepner, Esquire
54 Hill Top Drive                                    5700 Atlantic Avenue
Palermo, NJ 08223                                    Ventnor, NJ  08406

If to BitWise:                                       With a copy to:

BitWise Designs, Inc.                                Brian Daughney, Esquire

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Technology Drive                                     Goldstein & DiGioia LLP
Schenectady, NY 12308                                369 Lexington Avenue
                                                     New York, NY  10017

If to Authentidate:                                  With a copy to:

c/o BitWise Designs, Inc.                            Brian Daughney, Esquire
Technology Drive                                     Goldstein & DiGioia LLP
Schenectady, NY 12308                                369 Lexington Avenue
                                                     New York, NY  10017

8.       NON-DISCLOSURE/NON-COMPETITION.

         a) BitWise, Authentidate.com LLC and Shore Venture agree that neither they nor their respective employees, shareholders, officers, directors or agents shall disclose, without the consent of the other party, any of the terms of this Agreement, including compensation, to any third party unless required under applicable law, including federal securities laws, or unless such third party is considering an investment in Authentidate.com LLC or BitWise. Violation of this provision shall be construed as a material breach of this Agreement, and each party shall be entitled to damages sustained as a result of such breach.

         b) Each of the parties shall protect and not disclose any "confidential information" of the other party to any third party. For purposes of this Agreement "confidential information" shall mean all written or oral trade secrets, information, data, software, research, development, concepts, methods, processes, technology, patents, customer pricing and information. Violation of this provision shall be construed as a material breach of this Agreement, and each party shall be entitled to damages sustained as a result of such breach.

9.       ENTIRE AGREEMENT

         The parties agree that this Agreement constitutes the entire agreement between the parties and that the Agreement may not be altered except in writing signed by all parties.

10.      MISCELLANEOUS

               a) In the event of a dispute between the signatories, the parties hereby agree to submit the dispute to binding arbitration and further agree that the proper jurisdiction for disputes under this Agreement shall be the United States District Court for the Southern District of New Jersey.

               b) Governing Law. The parties hereto acknowledge that this Agreement shall be construed under the substantive laws of the State of New Jersey.

               c) Nothing contained in this Agreement shall limit or restrict the right of Shore Venture or of any partner, employee, agent or representative of Shore Venture, to be

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               a partner, director, officer, employee, agent or representative of, or to engage in, any other business, whether of a similar nature or not, nor to limit or restrict the right of Shore Venture to render services of any kind to any other corporation, firm, individual or association, except with respect to the technology regarding the Authentidate site.

               d) Waiver. Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party's right to enforce the provision, nor shall any waiver of any breach of any provision be a waiver of any succeeding breach of any provision or a waiver of the provision itself for any other provision.

               e) Titles and Captions. All article, section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

               f) Counterparts. This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart.

               g) This agreement shall inure to the benefit of the parties, their heirs, successors and assigns. The parties hereby agree that in the event that the managers of Authentidate.com LLC determine it to be in the best interests of Authentidate.com LLC to change from a limited liability company to a corporation, that all rights, obligations and interests of the parties, including without limitation, the equity interests of Shore Venture, shall be assigned and assumed by the new entity.


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         WHEREFORE, having reviewed and accepted the foregoing terms, agreements and covenants, the parties have affixed their signatures the date first written above.

                                     SHORE VENTURE GROUP, L.L.C.
                                     A New Jersey Limited Liability Company

                                     By:_______________________________
                                     Name:
                                     Title:


                                     BITWISE DESIGNS, INC.
                                     A Delaware Corporation


                                     By:_______________________________
                                     Name:
                                     Title:

                                     AUTHENTIDATE.COM, LLC
                                     A Delaware Limited Liability Corporation


                                     By:_______________________________
                                     Name:
                                     Title:


Solely for purposes of Section 3 g) hereof:

__________________________________________
John Botti



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